Exhibit 99.1

ProShares Announces Reverse Share Splits of Nine ETFs

Bethesda, MD, April 9, 2010 — ProShares announced today that it will execute reverse share splits on nine ProShares ETFs. The reverse splits will be effective for shareholders of record after the close of the markets on April 14, 2010. Seven of the funds will execute a 1-for-5 reverse split of shares, and two will execute a 1-for-10 reverse split of shares. The funds will trade at their post-split prices on April 15. The ticker symbols for the funds will not change, and all will continue to trade on NYSE Arca.

The reverse splits will reduce the number of shares outstanding for the funds, and result in a proportionate increase in the price per share of each fund. The reverse splits do not change the value of a shareholder’s investment. For example, for the1 -for-5 reverse splits, every five pre-split shares held by a shareholder will result in the receipt of one post-split share, which will be priced five times higher than the pre-split shares.

Table 1

Split Ratios and CUSIPs for Funds Undergoing

Reverse Splits Effective April 15, 2010

Ticker	Fund	Split Ratio	CUSIP Pre- Reverse Split	CUSIP Post- Reverse Split
DUG	UltraShort Oil & Gas	1:5	74347R586	74347X591
EEV	UltraShort MSCI Emerging Markets	1:5	74347R354	74347X575
FXP	UltraShort FTSE/Xinhua China 25	1:5	74347R321	74347X567
GLL	UltraShort Gold	1:5	74347W700	74347W718
SMN	UltraShort Basic Materials	1:5	74347R651	74347X617
SRS	UltraShort Real Estate	1:5	74347R552	74347X583
URE	Ultra Real Estate	1:5	74347R677	74347X625
UYG	Ultra Financials	1:10	74347R743	74347X633
ZSL	UltraShort Silver	1:10	74347W833	74347W726

Fractional Shares

For shareholders who hold quantities of shares that are not an exact multiple of the reverse split ratio (for example: a multiple of 5 for a 1-to-5 split), the reverse splits will result in the creation of fractional shares. Post-split fractional shares will be redeemed for cash. This redemption may cause some shareholders to realize gains or losses, which could be a taxable event for those shareholders.

Illustration of a Reverse Split

The following table shows the effect of a hypothetical 1-for-5 reverse split:

Table 2

Hypothetical Example of 1-for-5 Reverse Split:

Period	# of Shares Owned	Hypothetical NAV	Value of Shares
Pre-Split	100	$9.00	$900.00
Post-Split	20	$45.00	$900.00

About ProShares

ProShares is part of ProFunds Group, the leader in leveraged and inverse funds.1ProShares introduced the first leveraged and inverse ETFs in the U.S. in 2006. Since 1997, ProFunds mutual funds have provided investors with access to sophisticated investment strategies.

Media contact:

Tucker Hewes, Hewes Communications, Inc., (212) 207-9451, tucker@hewescomm.com

Financial Professionals:

For more information, please visit proshares.com or call 866-776-5125.

Most ProShares ETFs and many ProFunds employ leveraged investment techniques that magnify gains and losses, and result in greater volatility in value. Each Short or Ultra ProShares ETF and leveraged or inverse ProFund seeks a return that is a multiple or inverse multiple (e.g., -200%) of the return of an index or other benchmark (target) for a single day, before fees and expenses. Due to the compounding of daily returns, Short or Ultra ProShares’ and leveraged and inverse ProFunds’ returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. Investors should monitor holdings consistent with their strategies, as frequently as daily. For more on correlation, leverage and other risks, please read the ProShares or ProFunds prospectus.

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April 9, 2010

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Source: Lipper, based o n a worldwide analysis of all of the known providers of funds in these categories. The analysis covered ETFs, ETNs and mutual funds by the number of funds and assets (as of 6/30/2009).

All investing involves risk, including the possible loss of principal. ProShares entail certain risks, including the use of aggressive investment techniques (futures contracts, options, forward contracts, swap agreements and similar instruments), imperfect benchmark correlation, leverage and market-price variance risks, all of which can increase volatility and decrease performance. ProShares are non-diversified and narrowly focused investments typically exhibit higher volatility. Short ProShares should lose value when their market indexes rise. There is no guarantee that any ProShares ETF will achieve its investment objective.

Carefully consider the investment objectives, risks, charges and expenses of ProShares and ProFunds before investing. This and other information can be found in their summary and full prospectuses. Read them carefully before investing. For ProShares ETF prospectuses visit proshares.com. For ProFunds mutual fund prospectuses visit profunds.com.

“ProFunds Group” includes ProFunds mutual funds and ProShares ETFs. ProFunds Distributors, Inc. is distributor for ProFunds mutual funds. ProShares ETFs registered under the Investment Company Act of 1940 are distributed by SEI Investments Distribution Co., which is not affiliated with ProFunds Group or its affiliates.

MSCI, MSCI Inc. and MSCI Index are service marks of MSCI. “FTSE/Xinhua China 25” is a trademark of FTSE/Xinhua Index Limited (“FXI”). All have been licensed for use by ProShares. “FTSE®” is a trademark of the London Stock Exchange PLC and The Financial Times Limited and is used by FXI under license. “Xinhua®” is a trademark of Xinhua Finance Limited and is used by FXI under license. ProShares have not been passed on by these entities or their subsidiaries or affiliates as to their legality or suitability. ProShares are not sponsored, endorsed, sold or promoted by these entities or their subsidiaries or affiliates, and they make no representation regarding the advisability of investing in these products. THESE ENTITIES AND THEIR SUBSIDIARIES AND AFFILIATES MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO PROSHARES.